Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES STRONG

FOURTH QUARTER AND FULL YEAR 2019 RESULTS AND

PROVIDES 2020 TOTAL YEAR FINANCIAL GUIDANCE

THE WOODLANDS, Texas, February 26, 2020 / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) announced today strong fourth quarter and full year 2019 consolidated financial results.

CSI Compressco’s consolidated revenues for the quarter ended December 31, 2019 were $124 million compared to $114 million for the third quarter of 2019, an increase of 9% driven by strong aftermarket services, higher equipment sales due to timing of shipments and continued improvements in compression services.  Net loss for the quarter ended December 31, 2019 was $2.0 million compared to a net loss of $3.6 million in the third quarter of 2019 and a net loss of $3.7 million for the fourth quarter of 2018. Net loss per diluted common unit for fourth quarter 2019 was $0.04 as compared to a net loss per diluted common unit of $0.08 in the third quarter of 2019 and a net loss per diluted common unit of $0.10 in the fourth quarter of 2018.

CSI Compressco’s consolidated revenues for the full year 2019 were $477 million, an increase of $38 million over 2018 revenues of $439 million, or 9%.  The full year sequential improvement was spread across all three of our businesses but primarily driven by compression services, which accounted for 73% of the increase.  Net loss for 2019 was $21.0 million compared to a net loss of $37.0 million in 2018.  Net loss per diluted common unit for 2019 was $0.44 as compared to a net loss per diluted common unit of $0.88 in 2018.

Fourth Quarter 2019

Brady Murphy, President of CSI Compressco commented, “Our fourth quarter 2019 results show the continued strengthening of our business with record achievements in many key financial metrics. Adjusted EBITDA of $34.7 million improved $0.7 million sequentially and is the highest in the 6 years since the acquisition of Compressor Systems, Inc. in 2014. Net loss for 2019 showed a significant improvement as compared to 2018.  We achieved a gross margin of 33.6% and a 28.1% Adjusted EBITDA margin, underpinned by 90% overall equipment utilization at year-end, essentially flat from the record at the end of third quarter 2019 of 90.1%. The customer trend of deploying centralized gas lift as a cost effective and efficient means to help drive liquids production continues to be a primary driver for incremental high horsepower additions to our service fleet.  The design and horsepower of our compressor packages used for these applications falls in the sweet spot of CSI Compressco’s high horsepower units and our alignment with key customers in the Permian Basin continues to drive this demand.  In the fourth quarter of 2019, 89% of our total horsepower deployments were directed towards centralized gas lift for liquids or single well artificial lift for the growing inventory of late life horizontal wells. While customer drilling activity and new well capital expenditures are expected to decrease in 2020, we see these applications continuing to grow.

“While compression services gross margins decreased sequentially to 51.6% from 53.2% due to increased labor and parts costs from weather-related outages, this segment contributed over $33.6 million of gross margin in the quarter.  In the fourth quarter of 2019, equipment sales were $34.3 million, up $5.9 million from the third quarter on the timing of deliveries.  Our aftermarket business experienced strong year-end levels of activity as customers ended the year completing large refurbishment projects and stocking inventory levels.

“During the quarter we added more than 26,200 in new horsepower, focused around centralized gas lift for our key accounts, with the vast majority of the new additions being deployed into existing clusters of equipment in the Permian Basin and in South Texas.

“Distributable cash flow(1) in the fourth quarter was $15.5 million, up 17% from the fourth quarter of 2018, resulting in a distribution coverage ratio(1) of 32.5x.

“In summary, the fourth quarter of 2019 was a record quarter in many ways, and we are well positioned for what appears to be a period of lower commodity prices and reduced capital expenditures by our customers.”

Unaudited results of operations for the quarter ended December 31, 2019 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Q4-19 vs. Q3-19	Q4-19 vs. Q4-18
	(In Thousands, Except Ratios, Percentages and Per Unit Amounts)
Net loss	$ (1,957)	$ (3,613)	$ (3,702)	46%	47%
Adjusted EBITDA(1)	$ 34,708	$ 33,996	$ 30,177	2%	15%
Distributable cash flow(1)	$ 15,505	$ 15,803	$ 13,282	(2)%	17%
Quarterly cash distribution per unit	$ 0.01	$ 0.01	$ 0.01	—%	—%
Distribution coverage ratio(1)	32.5x	33.1x	27.9x
Fleet growth capital expenditures(2)	$ 10,516	$ 19,304	$ 19,159	(46)%	(45)%
Net cash provided by operating activities	$ (90)	$ 27,444	$ 23,605	(100)%	(100)%
Free cash flow(1)	$ (4,410)	$ 6,577	$ (1,720)	(167)%	(156) %

(1)These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).  Please see Schedules B, C and D for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

(2)Includes capital expenditures paid by TETRA in 2019 under backstop financing agreement.

Adjusted EBITDA, Adjusted EBITDA margin, distributable cash flow, free cash flow, distribution coverage ratio, and net leverage ratio are all non-GAAP financial figures that are used throughout this press release.  Reconciliations for each such non-GAAP figure to the nearest GAAP financial measure are included on Schedules B, C, D, E, and F.

Compression and Related Services

As of December 31, 2019, aggregate service compressor fleet horsepower was 1,177,745 and the overall service fleet utilization rate was 90.0%. Aggregate service fleet horsepower in service was 1,059,590 as of December 31, 2019 (we define the overall service fleet utilization rate as the aggregate service compressor fleet horsepower in service divided by the aggregate service compressor fleet horsepower as of such date).  We do not exclude idle horsepower under repair from our calculation of utilization rates.  Since the beginning of 2019 we added new compressor units with over 98,000 aggregate horsepower at pricing that is generating approximately 20% returns on capital. We calculate the return on capital of an individual new compressor unit by dividing its estimated annual operating income by the initial cost of such compressor unit.

Aftermarket Services and Equipment Sales

Fourth quarter aftermarket services revenue of $24.1 million increased $3.7 million sequentially as customer demand remained strong.  Given the timing of shipments and consistent with our expectations mentioned on our last earnings call, we ended the quarter with new equipment sales revenue of $34.3 million, which were sequentially higher by $5.9 million.  Fourth quarter orders for new equipment sales were $4.1 million.  We continue to see a healthy pipeline of new unit sales opportunities, however, several large projects that were expected to be awarded in the fourth quarter of 2019 have been pushed out.  We still expect to receive those orders but likely not until the second half of 2020 or later.

Total Year 2019

Mr. Murphy further commented, “2019 was an exceptional year for CSI Compressco with many significant and record level accomplishments. While the U.S. onshore market continues to experience volatility with the rig count falling by over 25% during 2019 and natural gas prices dropping below $2.00/Mcf in early January, our business performed well and delivered on many of our key financial objectives.  Among the highlights for the year were:  (1) revenue increased 9% from 2018; (2) Adjusted EBITDA increased 29% to $128 million; (3) overall service fleet utilization ended the year at 90.0%, up from 86.6% at the end of 2018; and (4) compression and related services gross margins improved to 51.6% in the fourth quarter 2019 from 43.6% in the fourth quarter of 2018. During the year, we deployed over 98,000 of new horsepower, almost exclusively in the 1,000+ horsepower range.  We have been migrating our service fleet towards the high horsepower units, primarily to address the growing demand for centralized gas lift.  The high horsepower fleet now represents 53% of our total fleet horsepower and at year-end 2019 this category of equipment was 97.9% utilized and continued to generate approximately 20% returns on capital.

“During the year, we improved the net leverage ratio to 5.1x from 6.3x at year-end 2018 and from a high of 7.0x in the second quarter of 2018.  We define net leverage ratio as net debt divided by trailing twelve months Adjusted EBITDA.  We also fully redeemed the Series A Convertible Preferred Units to avoid further dilution to the common unit holders, with the last cash redemption completed in August 2019. To achieve this, we allocated $32 million of distributable cash flow towards the Series A Convertible Preferred Unit redemptions during 2019.

“The demand for our equipment and services continued to stay strong during the entire year. Our primary focus throughout the year was to improve our debt metrics, achieve our Adjusted EBITDA goals, improve our compression services margins and continue to migrate our fleet toward the larger horsepower units focused on our key well capitalized customers.  We accomplished these goals and are a much stronger company than we were a year ago.”

Full Year 2020 Forward Looking Guidance

For 2020, we expect total year net loss to be between $20.7 million and $28.5 million.  We expect revenue to be between $430 million and $460 million and Adjusted EBITDA to be between $125 million and $140 million.  We expect the first quarter of 2020 to be softer than the fourth quarter of 2019 due to the timing of equipment sales and aftermarket services activity levels.

Maintenance capital expenditures are expected to be between $23 million and $25 million reflecting the addition of almost 190,000 horsepower to our service fleet over the last two years.  We expect to limit our growth capital to be less than 50% of distributable cash flow and are targeting growth capital expenditures to be between $20 million and $25 million.  We also expect to allocate $4 million to $6 million of capital expenditures for technology investments to continue to improve fleet reliability and with higher compression services margins through efficiencies in our business.  We will continue to benefit from and enhance the functionality of our ERP system that we believe to be best in class in the industry.  Lastly, we have launched an initiative to evolve our telemetry system to further improve remote monitoring of our units and utilize predictive maintenance to further improve run time and reduce costs.  In total, capital expenditures are expected to be between $47 million and $56 million.

We expect distributable cash flow to be between $51 million and $62 million and our distribution coverage ratio to be between 26x and 32x.   After funding the above noted growth and technology capital investments of $27 million to $31 million, we expect to use the balance of distributable cash flow to reduce outstanding debt, primarily through open market purchases of our outstanding unsecured senior notes, beginning in the second quarter of 2020.  We remain committed to improving our leverage metrics in the near term toward our target net leverage ratio of 4.5x, consistent with what was originally communicated at the May 2018 investor conference we hosted in New York City.  We believe that as the net leverage ratio improves and we continue to attain our financial goals, we will create value to our equity holders and protect CSI Compressco during periods of market uncertainty.  An improved net leverage ratio should also better position us to refinance the unsecured senior notes, which mature in August 2022.

Reconciliations of expected Adjusted EBITDA, distributable cash flow and distribution coverage ratio to the nearest GAAP financial measures are included on Schedule D.

Fourth Quarter 2019 Cash Distribution on Common Units

On January 21, 2020, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2019 of $0.01 per outstanding common unit, which was paid on February 14, 2020, to common unitholders of record as of the close of business on February 1, 2020.  The distribution coverage ratio (which is a non-GAAP Financial Measure defined on Schedule A and reconciled to the closest GAAP financial measure on Schedule B below) for the fourth quarter of 2019 was 32.5x.

Conference Call

CSI Compressco will host a conference call to discuss fourth quarter and full year 2019 results and full year 2020 forward looking guidance today, February 26, 2020, at 10:30 a.m. Eastern Time.  The phone number for the call is 1-866-374-8397.  The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com.  An audio replay of the conference call will be available at 1-877-344-7529, conference number 10138611 for one week following the conference call and the archived webcast will be available through CSI Compressco's website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage.  CSI Compressco's compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.18 million in aggregate horsepower, utilizing a full spectrum of low, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin America markets.  CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages and engineered custom-designed compressor packages designed, fabricated and assembled primarily at our facility in Midland, Texas.  CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement Results of Operations (unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
	(in Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$ 65,188	$ 64,957	$ 60,582	$ 257,723	$ 229,895
Aftermarket services	24,094	20,426	21,928	76,290	70,907
Equipment sales	34,260	28,364	55,558	142,568	137,861
Total revenues	123,542	113,747	138,068	476,581	438,663
Cost of revenues (excluding depreciation and amortization expense):
Cost of Compression and related services	31,568	30,395	34,165	125,104	127,128
Cost of aftermarket services	19,916	17,163	17,707	63,757	57,870
Cost of equipment sales	30,489	26,518	50,334	128,638	123,399
Total cost of revenues	81,973	74,076	102,206	317,499	308,397
Depreciation and amortization	20,618	18,459	18,004	76,663	70,500
Impairments and other charges	—	849	681	3,160	681
Insurance recoveries	(230)	(325)	—	(555)	—
Selling, general, and administrative expense	10,125	11,336	9,862	43,100	39,600
Interest expense, net	13,498	13,533	13,482	53,375	52,585
Series A Preferred fair value adjustment	—	—	(2,375)	1,470	(838)
Other (income) expense, net	(532)	(205)	(647)	(511)	2,101
Income (loss) before income tax provision	(1,910)	(3,976)	(3,145)	(17,620)	(34,363)
Provision (benefit) for income taxes	47	(363)	557	3,353	2,615
Net income (loss)	$ (1,957)	$ (3,613)	$ (3,702)	$ (20,973)	$ (36,978)

Net income (loss) per diluted common unit	$ (0.04)	$ (0.08)	$ (0.10)	$ (0.44)	$ (0.88)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain non-cash charges and other non-recurring or unusual expenses or charges, including  impairments,  equity compensation, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, fair value adjustments of our Preferred Units, write-off of unamortized financing costs, and excluding Series A Convertible Preferred Unit redemption premiums and severance.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner.  The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for Net Leverage Calculation (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three-month periods ended December 31, 2019, September 30, 2019 and December 31, 2018, and the twelve-month periods ended December 31, 2019 and 2018:

	Three Months Ended			Twelve Months Ended
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
	(In Thousands)
Net loss	$ (1,957)	$ (3,613)	$ (3,702)	$ (20,973)	$ (36,978)
Interest expense, net	13,498	13,533	13,482	53,375	52,585
Provision for income taxes	47	(363)	557	3,353	2,615
Depreciation and amortization	20,618	18,459	18,004	76,663	70,500
Impairments and other charges	—	849	681	3,313	681
Bad debt expense attributable to bankruptcy of customer	—	1,768	—	1,768	—
Non-cash cost of compressors sold	2,182	2,803	1,040	6,023	4,126
Expense for unamortized finance costs	—	—	—	—	3,539
Equity Compensation	320	(211)	380	1,064	639
Series A Preferred redemption premiums	—	399	—	1,468	—
Series A Preferred fair value adjustments	—	—	(2,375)	1,470	(838)
Non-income tax contingency	—	—	2,110	—	2,110
Severance costs	—	118	—	118	12
Other	—	254	—	630	176
Adjusted EBITDA	34,708	33,996	30,177	128,272	99,167

Less:
Current income tax expense	467	34	458	3,224	2,793
Maintenance capital expenditures	6,774	5,729	4,613	23,132	19,735
Interest Expense, net	13,498	13,533	13,482	53,375	52,585
Severance and other	—	372	—	748	12
Plus:
Non-cash items included in interest expense	1,536	1,475	1,658	5,540	8,496
Distributable cash flow	15,505	15,803	13,282	53,333	32,538

Cash distribution attributable to period	477	477	476	1,908	24,489

Distribution coverage ratio	32.51x	33.13x	27.9x	27.95x	1.33x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three-month periods ended December 31, 2019, September 30, 2019 and December 31, 2018, and the twelve-month periods ended December 31, 2019 and 2018:

Results of Operations (unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
	(In Thousands)
Cash from operations	(90)	27,444	23,605	67,696	30,121
Capital expenditures, net of sales proceeds	(4,320)	(20,867)	(25,325)	(64,773)	(103,489)
Free cash flow	(4,410)	6,577	(1,720)	2,923	(73,368)

Schedule D - Reconciliation of Projected Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles a range of projected 2020 net loss to projected 2020 Adjusted EBITDA and projected 2020 Distribution Coverage Ratio.

	2020 Guidance
	(In Thousands)
	Low ($125M EBITDA)	High ($140M EBITDA)

Net income (loss)	$ (28,500)	$ (20,700)
Interest expense, net	52,000	53,000
Provision for income taxes	4,000	6,000
Depreciation and amortization	90,000	92,000
Non-cash cost of compressors sold	6,000	8,000
Equity Compensation	1,500	1,700
Adjusted EBITDA	$ 125,000	$ 140,000

Less: Current income tax expense	$ 4,000	$ 6,000
Less: Maintenance capital expenditures	23,000	25,000
Less: Interest Expense, net	52,000	53,000
Plus: Non-cash items included in interest expense	4,500	5,500

Distributable cash flow	$ 50,500	$ 61,500

Cash distribution attributable to period	$ 1,910	$ 1,910

Distribution coverage ratio	26.44x	32.20x

Schedule D assumes common unit distributions in 2020 will continue at the current amount of $0.04 per common unit on an annualized basis.

Schedule E – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Consolidated	(In Thousands)
Revenue	$ 123,542	$ 113,747	$ 138,068	$ 476,581	$ 438,663
Adjusted EBITDA (Schedule B)	34,708	33,996	30,177	128,272	99,167
Adjusted EBITDA Margin	28.1%	29.9%	21.9%	26.9%	22.6%

Schedule F – Reconciliation of Historical Net Income/(Loss) to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

	Twelve Months Ended
	December 31, 2019	December 31, 2018	June 30, 2018
	(In Thousands)
Net income (loss)	$ (20,973)	$ (36,978)	$ (43,823)
Interest expense, net	53,375	52,585	47,559
Provision for income taxes	3,353	2,615	3,529
Depreciation and amortization	76,663	70,500	69,456
Impairments of long-lived assets	3,313	681	—
Bad debt expense attributable to bankruptcy of customer	1,768	—	—
Non-cash cost of compressors sold	6,023	4,126	5,309
Expense for unamortized finance costs	—	3,539	—
Equity Compensation	1,064	639	(780)
Un-amortized financing costs charged to expense	—	—	3,541
Series A Preferred redemption premium	1,468	—	—
Series A Preferred fair value adjustments	1,470	(838)	1,227
Sales tax adjustment affecting prior periods	—	2,110	—
Other	630	176	—
Severance	118	12	20
Software implementation	—	—	778
Adjusted EBITDA	$ 28,272	$ 99,167	$ 86,816
EBITDA Adjustments to comply with Credit Agreement	254	1,186	(1,670)
Adjusted EBITDA for Net Leverage Calculation	$ 8,526	$ 100,353	$ 85,146

Debt Schedule
7.25% Senior Notes	295,930	295,930	295,930
7.50% Senior Secured Notes	350,000	350,000	350,000
Asset Based Loan	3,500	—	—
Letters of Credit	3,476	2,875	4,082
Cash on Hand	(2,370)	(15,857)	(55,574)

Net Debt	$ 50,536	$ 632,948	$ 594,438

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.1x	6.3x	7.0x

For further information:

Elijio Serrano

CFO, CSI Compressco LP.

The Woodlands, Texas

Phone: (281) 367-1983

www.csicompressco.com.